                                                                    EXHIBIT 99.1



                                 LOAN AGREEMENT



         This Loan Agreement is made as of the 4th day of October, 1996, between Response Oncology, Inc., a Tennessee corporation ("Company") and Seafield Capital Corporation, a Missouri corporation ("Lender").

         WHEREAS, the Company has requested the Lender to loan up to Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000) to the Company, in one or more installments, primarily to provide acquisition financing in connection with the Company's acquisitions of the New Oncology Practices; and

         WHEREAS, the Lender is willing to make the loan to the Company upon the terms and conditions set forth herein and in the Adjustable Rate Convertible Note ("Note"), a copy of which is attached hereto as Exhibit A.

         NOW, THEREFORE, in consideration of the premises, the mutual promises herein contained and for other good and valuable consideration the receipt whereof is hereby acknowledged, the parties agree as follows:

         1. Definitions. Capitalized terms used in this Loan Agreement which are not defined herein shall have the meanings ascribed to them in the Note.

         2. Loan; Advances. Subject to the terms and conditions of this Loan Agreement and the Note and provided there does not exist an Event of Default hereunder or under the Note or any event or condition which with notice, lapse of time or the advance of funds would constitute such an Event of Default, Lender agrees to loan up to $23,500,000 to the Company, in one or more installments, as requested by the Company, subject to the following:

              (a) Each request for an advance of funds hereunder must include the Company's representation as to the use to be made of the funds requested.

              (b) No more than $3,000,000 of funds advanced hereunder can be used for Company working capital.

              (c) Except for funds to be used for working capital, as specified above, all funds advanced hereunder must be used to pay a portion of the acquisition price for one or more of the New Oncology Practices and funds to be used for such purposes must be applied to such purposes within one business day after an advance.

              (d) No advance of funds will be made hereunder after December 31, 1996.

              (e) No advance of funds will be made hereunder if at the time there exists an Event of Default hereunder or under the Note or an event or condition which with notice, lapse of time or the advance of funds would constitute such an Event of Default.

              (f) No advance of funds will be made after the Company has given written notice to Lender of a redemption of all or a part of the Note.

              (g) The aggregate of all funds advanced hereunder shall not exceed $23,500,000.

All loans and advances by the Lender to the Company under this Loan Agreement and the Note, constitute one loan and all indebtedness and obligations of the Company under this Loan Agreement and the Note shall constitute one general obligation of the Company which will be evidenced by the Note and governed by the terms and conditions of the Note and this Loan Agreement.

         3. Subordination. The loan evidenced by the Note will be subject to that certain Subordination Agreement dated as of October 4, 1996, among the Company, the Lender and NationsBank of Tennessee, N.A., as Agent. Reference is made to said Subordination Agreement for the terms and provisions pursuant to which the indebtedness evidenced by the Note is subordinated to obligations of the Company to the Lenders under that certain Loan Agreement dated as of May 31, 1996, among the Company and the banking institutions which are a party thereto.

         4. Shareholder Approval of Conversion Price and Warrant. As soon as practicable, and in any event within 15 days after the date of this Loan Agreement, the Company shall call a special meeting of its shareholders, and within 30 days after such a special meeting has been called the Company shall hold such special meeting, for the purpose of obtaining the Shareholder Approval.

         5.   Recapitalization Plan.

              (a) Unless all principal of and interest on the Note is paid in full prior to January 1, 1997 and simultaneously therewith 909,000 shares of the Company's Common Stock are purchased from the Lender at a price per share of $11.00, the Company shall, within 30 days after the later of
       (i) the earlier of (x) January 1, 1997 and (y) the date upon which the principal of and interest on the Note is paid in full, and (ii) the date upon which the Lender submits to the Company in writing a request for and the terms of a Recapitalization Plan (such later date being the "Notice Date"), file a preliminary proxy statement with the Securities and Exchange Commission providing for, among other things, a meeting of the Company's shareholders, to be held not later than 120 days after the Notice Date, for the purpose of obtaining all Required Approvals by said shareholders of the Recapitalization Plan.

              (b) The Company agrees to use its best efforts to hold a meeting of its shareholders on or before the 120th day following the Notice Date for the purpose of obtaining all Required Approvals by said shareholders of the Recapitalization Plan.

              (c) When the Company becomes obligated pursuant to this Section 5 to call a meeting of the Company's shareholders, the Company shall, to the extent reasonably requested by Seafield forthwith and thereafter use its best efforts to: (i) cause the recapitalization of the Company pursuant to the Recapitalization Plan to be tax-free for federal and state income tax purposes, including without limitation cooperating with Seafield to develop and set forth in the Recapitalization Plan a statement of the Company's purposes for carrying out the recapitalization contemplated therein; (ii) permit the Capital Stock of the Company to continue to be listed by the National Association of Securities Dealers, Inc. on its National Market Quotation System; and (iii) cause any distribution by Seafield to its shareholders of the Capital Stock of the Company owned by Seafield immediately after the recapitalization to be tax-free under Section 355 of the Code; provided, the Company's obligations pursuant to this Section 5(c) shall cease if and when the Recapitalization Plan is disapproved by a vote of a majority of the Company's shareholders other than Lender; and provided further, that such acts of the Company do not cause any violation by the board of directors of its fiduciary responsibilities to all shareholders of the Company or cause a material departure from the business plans of the Company as established by its board of directors or materially impair its future prospects. A request made by Seafield shall be deemed to be reasonable if it is, in the opinion of Seafield's counsel, necessary or appropriate either to satisfy the substantive requirements of the Code and the regulations thereunder or other law or to obtain advance administrative approval of transactions by the Internal Revenue Service, the National Association of Securities Dealers, Inc., or other administrative authority, so long as such request is not inconsistent with the second proviso above.

              (d) In the event of a Warrant Issuance Event, the Company shall immediately issue to the Lender a Warrant in the form of Exhibit B attached hereto pursuant to which Lender would have the right to purchase 1,000,000 shares of the Company's Common Stock for a price per share equal to the lesser of (i) the average of the closing prices of the Common Stock on the NASDAQ Stock Market's National Market for the five
       (5) consecutive trading days ending one (1) trading day prior to the date on which the Warrant Issuance Event occurs (for purposes of computing such average, such closing trading prices shall be appropriately adjusted to eliminate the impact of any dividend, whether in cash, securities or other property, stock split, reclassification, recapitalization, reverse split or similar event, announced or occurring with respect to the Company's Common Stock during such five (5) trading day period) and (ii) $11.00. The Warrant shall be exercisable for three years from the Warrant Issuance Event and shall otherwise be upon such terms and conditions as are set forth in the form of warrant attached as Exhibit B hereto. Notwithstanding anything contained in this subsection (c) to the contrary, the number of warrants which the Company shall be obligated to issue to the Lender shall not exceed the number specified above, notwithstanding that more than one Warrant Issuance
       Event may occur; said Warrant shall be issued by the Company to the Lender upon the occurrence of the first Warrant Issuance Event to occur.

         6. Representations, Warranties and Covenants. The Company represents, warrants and covenants to the Lender as follows:

              (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee, and is duly qualified to transact business and is in good standing in each jurisdiction where the nature and extent of its business and property require the same.

              (b) The Company has all requisite power and authority to enter into this Loan Agreement, the Note and any other documents executed and delivered by it in connection with the transaction contemplated by this Loan Agreement and the Note. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, and no vote, authorization, consent or approval of shareholders of the Company is or was necessary to the valid execution, delivery and performance of this Loan Agreement and the Note, the making of the borrowing contemplated by the provisions hereof and thereof, the execution, delivery and performance of all other agreements and instruments contemplated by the provisions of this Loan Agreement or the Note to be executed, delivered and performed by the Company, or the consummation of the transactions herein or therein contemplated, except for the shareholder votes required in connection with the Recapitalization Plan and in order to obtain the Shareholder Approval. Each of this Loan Agreement, the Note and the other documents and instruments executed and delivered by the Company in connection with the transactions contemplated hereby have been duly authorized on behalf of the Company and when executed and delivered by the Company, each will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms.

              (c) Except as described in the Officer's Certificate, the execution, delivery and performance of this Loan Agreement, the Note and any other documents or instruments executed and delivered by the Company in connection with the transactions contemplated by this Loan Agreement and the performance by the

       Company of its obligations under this Loan Agreement, the Note and such other documents and instruments do not conflict with any provision of law, rule or regulation, or the articles of incorporation or the bylaws of the Company or of any material agreement binding upon the Company or to which any property of the Company may be subject.

              (d) If the conversion privilege afforded to the Lender in the Note is exercised, all shares of Common Stock to be issued to the Lender pursuant thereto will, when issued, constitute duly authorized, validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company. Furthermore, in the event of a Warrant Issuance Event, the Warrant will, when issued to the Lender, constitute the legal, valid and binding obligation of the Company to issue the number of shares of Common Stock specified therein upon exercise of the Warrant by the Lender in accordance with the provisions thereof. In the event the Warrant is exercised in whole or in part, the shares of Common Stock issued pursuant thereto will, when issued, be duly authorized, validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

              (e) The Company covenants that during the respective periods that the conversion rights contained in the Note exist and during which the Warrant may be exercised, the Company will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the conversion of the Note and the exercise of the Warrant, as the case may be. The Company agrees that its issuance of the Note and the Warrant shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of the Note or any part thereof, or the exercise of the Warrant or any part thereof.

              (f) The Company covenants and agrees that upon any exercise of the conversion right afforded the Lender in the Note, the Company shall cause an opinion of counsel acceptable to the Lender to be issued to the Lender to the effect that the shares of Common Stock issued in connection with said conversion constitute duly authorized, validly issued and outstanding, fully and non-assessable shares of the Company's Common Stock. Further, upon the exercise of the Warrant or any part thereof, the Company covenants and agrees that it will cause an opinion of counsel acceptable to the Lender to be issued to the Lender to the effect that the shares of Common Stock issued in connection with such exercise constitute duly authorized, validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         7. Conditions to the Lender's Obligations. The obligation of the Lender to make any advances hereunder or under the Note is subject to the accuracy of and compliance with, as of the date hereof, the representations and warranties and covenants herein contained and to the satisfaction of the following further conditions:

             (a) The Company and all other appropriate parties shall duly execute and deliver to Lender the Loan Agreement, the Note and the Subordination Agreement.

             (b) William H. West, M.D. and Frank M. Bumstead shall duly execute and deliver to the Lender a Voting Agreement in the form of Exhibit C hereto.

             (c) The Company shall deliver to Lender an opinion of counsel acceptable to the Lender dated the date of the Loan Agreement, to the following effect:

                      (i) The Company is a corporation  duly organized,  validly existing and in good standing under the laws of the State of Tennessee.

                     (ii) The Company has the  corporate  power and authority to enter into, execute and deliver the Loan Agreement and the Note and to perform its obligations under the Loan Agreement and the Note.

                    (iii) The  execution and delivery by the Company of the Loan
              Agreement and the Note and the performance by the Company of its obligations thereunder have been duly authorized by all requisite corporate action, and will not conflict with any federal or state law, rule or regulation, and any rule or regulation of any regulatory or self-regulatory agency or body, any provision of the charter or bylaws of the Company or any term or provision of any material agreement of the Company known to said counsel.

                     (iv) The Loan  Agreement and the Note are the legal,  valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to customary exceptions for insolvency laws and equitable principles.

         8. Events of Default. Each of the following shall constitute an Event of Default under this Loan Agreement:

              (a) The occurrence or existence of Event of Default under the Note.

              (b) A breach of any representation or warranty of the Company contained in this Loan Agreement.

              (c) A default in the performance, or breach, of any covenant or agreement of the Company under this Loan Agreement, and continuance of such default or breach for a period of thirty (30) days after there has been given to the Company by the

       Lender a written notice specifying such default or breach and stating that such notice is a "Notice of Default."

         9. Remedies. In the case of one or more Events of Default under this Loan Agreement, subject to the Subordination Agreement, the Lender shall have all remedies provided to it under the Note and in addition may proceed to protect and enforce its rights by suit and equity, or by action at law, or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Loan Agreement or in the Note or in any of the other agreements or instruments executed by the Company in connection herewith, or in aid of the exercise of any power granted in this Loan Agreement, in the Note or in such other documents or instruments upon the occurrence of an Event of Default as defined herein, or may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the holder of the Note or under this Loan Agreement. In particular, without limiting the generality of the foregoing, but subject to the Subordination Agreement, the Lender or any other subsequent holder of the Note shall have the right to declare the entire unpaid principal of and all interest accrued on, the indebtedness evidenced by the Note then outstanding to be and such indebtedness and the Note evidencing said indebtedness shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company will forthwith pay to the holder of the Note the entire outstanding principal of and interest on the Note, and other charges or obligations provided for in this Loan Agreement or in the Note. In case any one or more Events of Default shall have occurred and be continuing, the Lender or any subsequent holder of the Note may, at its option, rectify or cure such Event of Default for the account and at the expense of the Company and all sums so advanced for such purpose, together with interest thereon at the Note Rate, from the date of expenditure to the date of repayment, shall be deemed part of the indebtedness evidenced by the Note and, subject to the Subordination Agreement, shall be due and payable upon demand. No course of dealing on the part of the holder of the Note or any delay or failure on the part of such holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. If the Company fails to pay when due the principal of or interest on the Note, or other charges or obligations provided for in this Loan Agreement or in the Note, or fails to comply with any other provision of this Loan Agreement or the Note, the Company will pay to the holder of the Note, to the extent permitted by law, such further amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on or on account of the indebtedness evidenced by the Note or this Loan Agreement or otherwise in enforcing any of its rights.











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         10.       Registration Rights.

              (a) The Note.  Subject  to the terms and  provisions  set forth in
       Section 5.1 of that certain Securities Purchase Agreement, dated September 26, 1990, between the Company and the Lender, as amended (as amended, the "Securities Purchase Agreement"), in the event that the Lender shall so request by written notice to the Company, the Company shall, at the Company's cost and expense (except for underwriting discounts and commissions), as soon as practical after the receipt of such written notice, file with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (as then in effect or any similar statute then in effect) or under the Securities Exchange Act of 1934, as amended (as then in effect or any similar statute then in effect), as requested by the Lender, covering in a single Registration Statement the offering and sale or other assignment of the Note requested to be covered by such Registration Statement, and the Company will use its best efforts to cause such Registration Statement to become effective as expeditiously as possible.

              (b) Common Stock. The Company shall have the same demand registration rights and piggyback registration rights with respect to all shares of the Company's Common Stock issued upon a conversion of the Note or any part thereof or upon the exercise of the Warrant or any part thereof as are afforded to the Lender in the Securities Purchase Agreement.

              (c)  Warrant.  Subject  to the terms and  conditions  set forth in
       Section 5.1 of the Securities Purchase Agreement, in the event that the Lender shall so request by written notice to the Company, the Company shall, at the Company's costs and expense (except for underwriting discounts and commissions), as soon as practical after the receipt of such written notice, file with the Commission a Registration Statement under the Securities Act of 1933, as amended (as then in effect or any similar statute then in effect) or the Securities Exchange Act of 1934, as amended (as then in effect or any similar statute then in effect) covering the offering and sale or other distribution of the Warrant requested to be covered by such Registration Statement, and the Company will use its best efforts to cause such Registration Statement to become effective as expeditiously as possible.

         11.       General.

              (a) Notices. Any communications concerning this Loan Agreement or the Note shall be addressed as follows:

         As to Lender:

                  Seafield Capital Corporation
                  Attention:  P. Anthony Jacobs
                  2600 Grand Boulevard, Suite 500
                  Kansas City, MO 64108
                  Telecopier: (816) 842-2101

         With a Copy to:

                  Lathrop M. Gates
                  Lathrop & Gage L.C.
                  2345 Grand Boulevard
                  Kansas City, MO 64108
                  Telecopier: (816) 292-2001

         As to Company:

                  Response Oncology, Inc.
                  Attention: Joseph P. Clark
                  1775 Moriah Woods Blvd.
                  Memphis, Tennessee 38117
                  Telecopier: (901) 683-7277

         With a copy to:

                  Waring Cox PLC
                  Attention: Sam D. Chafetz
                  50 N. Front Street, Suite 1300
                  Memphis, TN 38103
                  Telecopier: 901-543-8036

              (b) Severability. Any provision of this Loan Agreement or of the Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction, it being the intent of the parties hereto that the remaining provisions hereof or thereof shall be construed in such a manner as to give maximum meaning and effect thereto as if the invalid or unenforceable provision were never a part of this Loan Agreement or the Note.

              (c) Law. This Loan Agreement shall be a contract made under, governed by and construed in accordance with the internal laws (without giving effect to the conflict of laws rules) of the State of Missouri.

              (d) Successors. This Loan Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of such parties and their respective successors and assigns; provided, however, that Company shall not assign this Agreement or any of its rights or duties hereunder or under the Note, without the prior written consent of the Lender.

              (e) Section Headings. The section headings and captions in this Loan Agreement are for convenience only and shall not affect the construction hereof.

              (f) Counterparts. This Loan Agreement may be executed in multiple counterparts and by the parties hereto on separate, identical counterparts; each shall be considered an original, but all of which shall constitute one single agreement.

              (g) Entire Agreement. All negotiations between the parties hereto are merged in this Loan Agreement and in the Note, and there are no understandings or agreements other than those incorporated herein or in the Note.

              (h) Assignment and Transfer. The Lender shall have the right to assign and transfer any or all of its rights and privileges pursuant to this Loan Agreement or the Note, which assignment may be in whole or in part (including without limitation an assignment of certain rights and retention of other rights under this Loan Agreement notwithstanding that the Note may be assigned or otherwise transferred by the Lender), at any time and from time to time. The Company may not assign this Loan
       Agreement or any of its rights or duties hereunder or under the Note, without the prior written consent of the Lender.

         IN WITNESS WHEREOF, the parties hereto cause this Loan Agreement to be duly executed as of the date first above written.

                                        LENDER

                                        SEAFIELD CAPITAL CORPORATION

                                        By: /s/   James R. Seward
                                            ------------------------------
                                        Name:    James R. Seward
                                        Title:   EVP Chief Financial Officer


                                        COMPANY

                                        RESPONSE ONCOLOGY, INC.

                                        By: /s/    Joseph P. Clark
                                            -------------------------------
                                        Name:    Joseph P. Clark
                                        Title:   President
































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